CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statements No. 33-63554, 333-136289, 333-140949 and 333-168592 on Form S-8 and Registration Statement No. 333-190378 on Form S-3 of USG Corporation of our report dated February 9, 2015, with respect to the consolidated balance sheet of USG Boral Building Products Pty Limited and its controlled entities as of June 30, 2014, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended, which report appears in the December 31, 2015 Annual Report on Form 10-K of USG Corporation.

/s/ KPMG
Sydney, Australia
February 10, 2016